Exhibit 21

                                    Subsidiaries of Integrated BioPharma, Inc.

1. Manhattan Drug Company, Inc., a New York corporation.

2. IHT Health Products, Inc., a Delaware corporation.

3. Integrated Health Ideas, Inc., a New Jersey corporation (f/k/a Manhattan International, Inc., a New Jersey corporation).

4. IHT Properties Corp., a Delaware corporation.

5. NuCycle Therapy, Inc., a New Jersey corporation.

6. Vitamin Factory, Inc., a Delaware corporation.

7. Gero Industries, Inc., a New Jersey corporation.*

8. Media Consultants, Inc., a Delaware corporation.*

9. Connaught Press, Inc., a New Jersey corporation.*

10. Bioscience Technologies, Inc., a New Jersey corporation.*

11. Designer Nutrition Laboratories, Inc. (f/k/a Bexpol International, Inc.), a New Jersey corporation. *

* Inactive subsidiaries of Integrated BioPharma, Inc.